Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicholas	Contact: Doug Marohn	NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	CEO Ph # (727)-726-0763	Web site: www.nicholasfinancial.com

Nicholas Financial Announces Partnership with DealerCenter

Nicholas Financial, Inc. strengthens position as the Independent Dealer’s Local Lending Partner by becoming a

Preferred Lender on DealerCenter

January 31, 2020 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) – an industry leading branch-based subprime auto leader focused on servicing the needs of the local independent dealer – announces with great enthusiasm its newly formed partnership with DealerCenter.  DealerCenter is a top-rated cloud-based dealer management system designed specifically for used car dealerships. As a Preferred Lender on the platform, Nicholas will be able to help independent dealers get more deals approved and funded with a click of a button starting in January 2020.

“We listen very closely to our customers’ suggestions, and they have been asking for an additional integrated lender to be added to our Preferred Lender Platform,” said Barry R. Lane, Vice President of Business Development with DealerCenter. “Nicholas Financial is the perfect complement to our existing sources.”

Since 2002, DealerCenter has been committed to improving the dealer experience by managing their business, controlling costs and maximizing profits with an all-in-one solution. This new partnership connects independent dealers with a subprime, local branch-based lender to streamline the buying process, allowing dealers to sell more cars to more customers.

"Nicholas has been focused on partnering with and servicing the local independent dealer since our inception in 1985. For 35 years, we have prided ourselves on being the independent dealer’s local lending partner. This partnership with DealerCenter allows the Company to help more dealers more quickly than ever before," said Grant Martin, Director of Operations at Nicholas Financial. "Our partnership with DealerCenter is just one more example of how Nicholas is leveraging technology with common sense lending and good old-fashioned customer service in our journey to remain an industry leader."

For more information on Nicholas, visit www.NicholasFinancial.com. For more information on DealerCenter, visit www.dealercenter.com.

About DealerCenter

DealerCenter.com is an all-in-one, web-based, Dealer Management System designed to fit the needs of the independent dealer. Through direct integrations with other industry-leading solutions, DealerCenter provides used car dealers full control over their sales, inventory & customer management, digital marketing, financing, credit bureau reports, book services, and more.

About Nicholas Financial

Nicholas Financial, Inc. is a publicly-traded specialty consumer finance company, operating branch locations in both Southeastern and Midwestern U.S. states. The Company has approximately 7.9 million shares of voting common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

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